Exhibit 99.1

IVAX DIAGNOSTICS RELEASES SECOND QUARTER RESULTS

IVAX Diagnostics Reports Record Revenues and Profit

MIAMI—(BUSINESS WIRE)—August 12, 2004—IVAX Diagnostics, Inc. (AMEX:IVD) reported net revenues for the second quarter of 2004 of $5,006,000, an 11.5% increase over the $4,491,000 for the same period of 2003. Net income for the second quarter of 2004 was $205,000 compared to a net loss of $108,000 for the second quarter of 2003.

Giorgio D’Urso, CEO and president of IVAX Diagnostics, said, “We are pleased to have achieved record revenues and profitability for the second quarter of 2004. This represents our second consecutive quarter of profitability and the net income of $205,000 during the second quarter represents a greater than ten-fold increase over our net income of $19,000 during the first quarter of 2004. For the future, our new PARSEC™ System, presented at the 2004 American Association for Clinical Chemistry (AACC) Annual Meeting and Clinical Lab Exposition held in Los Angeles July 27-29, presents many new opportunities. We were encouraged by the level of interest expressed in the PARSEC™ System, which we believe will allow us to expand our core autoimmune and infectious disease products and enter new testing areas and technologies.”

Phillip Frost, M.D., IVAX Diagnostics’ Chairman said, “We are pleased to see the continued increase in profitability resulting from our core diagnostic activities. We believe that the successful introduction of the PARSEC™ System will set the course for continued growth, not only internally, but also through strategic relationships and acquisitions as well.”

About IVAX Diagnostics, Inc.

IVAX Diagnostics, Inc., headquartered in Miami, Florida, develops, manufactures and markets proprietary diagnostic reagents, instrumentation and software in the United States and Italy through its three subsidiaries: Diamedix Corporation, Delta Biologicals S.r.l. and ImmunoVision, Inc. IVAX Corporation (AMEX:IVX, LSE:IVX.L) owns approximately 72% of IVAX Diagnostics, Inc.

Except for the historical matters contained herein, statements in this press release are forward-looking and are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Investors are cautioned that forward-looking statements involve risks and uncertainties that may affect the business and prospects of IVAX Diagnostics, Inc., including, without limitation: risks and uncertainties regarding the PARSEC™ System, including, without limitation, that the PARSEC™ System may not be available when or perform as expected; that IVAX Diagnostics may not expand its core autoimmune and infectious disease products or enter into new testing areas or technologies; that improved financial performance or results may not occur; that IVAX Diagnostics may not experience internal or external growth; that IVAX Diagnostics may not enter into strategic relationships or acquisitions; and other risks and uncertainties that may cause results to differ materially from those set forth in the forward-looking statements. In addition to the risk factors set forth above, investors should consider the economic, competitive, governmental, technological and other factors discussed in IVAX Diagnostics’ filings with the Securities and Exchange Commission.

IVAX DIAGNOSTICS, INC.

RESULTS OF OPERATIONS

(Unaudited)

	Three Months		Six months
Period Ended June 30,	2004	2003	2004	2003
Net revenues	$5,005,699	$4,491,466	$9,737,889	$8,935,034
Cost of sales	2,035,932	1,769,506	3,919,191	3,780,635

Gross profit	2,969,767	2,721,960	5,818,698	5,154,399

Operating expenses:
Selling	1,362,005	1,391,493	2,761,870	2,676,721
General and administrative	1,179,166	1,273,980	2,264,717	2,438,425
Research and development	316,464	343,775	634,830	690,501

Total operating expenses	2,857,635	3,009,248	5,661,417	5,805,647

Income (loss) from operations	112,132	(287,288)	157,281	(651,248)

Other income:
Interest income	42,133	90,413	84,133	141,620
Other income, net	75,760	112,172	25,812	150,983

Total other income, net	117,893	202,585	109,945	292,603

Income (loss) before provision for income Taxes	230,025	(84,703)	267,226	(358,645)

Provision for income taxes	25,421	23,063	43,549	36,481

Net income (loss)	$204,604	$(107,766)	$223,677	$(395,126)

Basic earnings (loss) per common share	$0.01	$0.00	$0.01	$(0.01)

Diluted earnings (loss) per common share	$0.01	$0.00	$0.01	$(0.01)

WEIGHTED AVERAGE NUMBER OF COMMON SHARES OUTSTANDING:
Basic	27,631,155	27,538,703	27,651,345	27,528,945

Diluted	28,446,942	27,538,703	28,465,373	27,528,945

IVAX DIAGNOSTICS, INC.

CONDENSED BALANCE SHEETS

	June 30, 2004	December 31, 2003
	(Unaudited)
ASSETS

Current assets:
Cash and cash equivalents	$12,554,278	$15,464,839
Accounts receivable, net of allowances for doubtful accounts of $2,919,757 in 2004 and $2,897,833 in 2003	6,999,146	6,676,910
Inventories	4,486,070	4,473,062
Other current assets	2,115,654	1,649,360

Total current assets	26,155,148	28,264,171

Property, plant and equipment, net	2,174,137	2,128,029
Goodwill, net	6,704,303	6,683,461
Equipment on lease	969,335	1,205,593
Other assets	71,661	84,240

Total assets	$36,074,584	$38,365,494

LIABILITIES AND SHAREHOLDERS’ EQUITY

Current liabilities:
Accounts payable	$1,442,666	$810,694
Accrued expenses and other current liabilities	2,700,707	3,119,941

Total current liabilities	4,143,373	3,930,635

Other long-term liabilities	530,790	471,577

Commitments and contingencies

Shareholders’ equity:
Common stock, $0.01 par value, authorized 50,000,000 shares, issued and outstanding 27,019,829 in 2004 and 27,659,329 in 2003	270,198	276,593
Capital in excess of par value	41,010,041	43,582,346
Accumulated deficit	(8,877,427)	(9,101,104)
Accumulated other comprehensive loss	(1,002,391)	(794,553)

Total shareholders’ equity	31,400,421	33,963,282

Total liabilities and shareholders’ equity	$36,074,584	$38,365,494

Contact:	Duane M. Steele
IVAX Diagnostics, Inc.
305-324-2338
www.ivaxdiagnostics.com